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                                                                     Exhibit 5.1

                          [McGUIREWOODS LLP LETTERHEAD]


                                   May 2, 2001


CSX Corporation
One James Center
901 East Cary Street
Richmond, Virginia 23219

Ladies and Gentlemen:

       We have advised CSX Corporation, a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), debt securities, preferred stock, depositary shares, common stock, warrants for the purchase of debt securities, preferred stock and/or common stock ("Warrants"), and trust preferred securities (including any related guarantee and agreement as to expenses and liabilities) and any similar securities that may be registered pursuant to any subsequent related registration statement that the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Act (collectively, the "Securities"), from the sale of which the Company may receive proceeds of up to $1,000,000,000, to be offered from time to time by the Company on terms to be determined at the time of the offering. Terms used and not defined herein shall have the meanings given to them in the Registration Statement.

       We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

       On the basis of such examination and review, we advise you that, in our opinion, when the terms of any class or series of the Securities of which the Company is the issuer have been authorized by appropriate action of the Company and have been issued and sold as described in the Registration Statement, as it may be amended, and any related registration statements filed pursuant to Rule 462(b) under the Act, the prospectus, the applicable prospectus supplement and any underwriting or similar sales or distribution agreement and, with respect to the debt securities, when such debt securities have been duly executed, authenticated and delivered in accordance with the applicable indenture or supplemental indenture, then (i) the Securities of which the Company is the issuer will be legally issued and, with respect to shares of preferred stock and common stock, fully-paid and non-assessable and (ii) the debt securities will be validly authorized and issued and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to us under the heading "Legal Opinions" in the prospectus that is part of the Registration Statement, and in any supplements thereto, and any related registration statements filed pursuant to Rule 462(b) under the Act. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

                                           Very truly yours,

                                           /s/ McGuireWoods LLP